Exhibit 99.(a)(3)(iii)

Proxy Voting Policies and Procedures for Non-Sustainable Strategies1

(Legacy Policy)

Amended: October 16, 2024

Introduction

Calamos, as an investment adviser to the Advisory Clients (defined below) listed in Appendix A hereto, has adopted these proxy voting policies and procedures2. They are reasonably designed to ensure that proxies of Advisory Clients are voted in the best interest of such Advisory Clients, in accordance with Calamos Advisors’ fiduciary duties and Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended. Calamos recognizes the importance of maximizing and protecting the interests of its Advisory Clients through its voting practices.

Voting proxies on behalf of Advisory Clients is established by the advisory contracts or comparable documents between Calamos Advisors and each Advisory Client or otherwise pursuant to the delegation of proxy voting responsibilities by an Advisory Client (subject to the general oversight of such Advisory Client’s board of trustees), and our proxy voting guidelines have been tailored to reflect these specific contractual and other obligations.

General Proxy Voting Guidelines

Calamos Advisors' proxy voting guidelines have been developed based on its years of experience with proxy voting and corporate governance issues. These guidelines have been reviewed by various members of Calamos Advisors' organization, including Portfolio Management, Legal, Compliance, and certain other Calamos Advisors officers. Calamos reviews these proxy voting policies and procedures annually with the Board of Trustees of the Calamos Funds.

While Calamos Advisors has adopted guidelines for voting proxies as summarized below, Calamos Advisors may deviate from the guidelines when it determines that the particular facts and circumstances warrant such deviation to protect the interests of the applicable Advisory Clients. Each proxy and proposal will be considered based on the relevant facts and circumstances. The guidelines below are not intended to be an exhaustive list of all the issues that may arise nor can Calamos Advisors anticipate all future situations. Corporate governance issues are diverse and continually evolving, and Calamos Advisors monitors these changes.

Two of the primary factors Calamos Advisors considers when determining the desirability of investing in a particular company on behalf of an Advisory Client is the quality and depth of that company's management. Accordingly, the recommendation of management on any issue is a factor that Calamos Advisors considers in determining how proxies should be voted. However, Calamos Advisors does not consider recommendations from management to be determinative of Calamos Advisors' voting decision in all cases. As a matter of practice, the votes with respect to most issues are cast in accordance with the recommendation of the company's management. Certain proposals, however, may be considered on their own merits, and Calamos Advisors will not support the position of a company's management in any situation where Calamos Advisors determines that the support of management's position would adversely affect the investment merits of owning that company's shares. To this end, certain types of ballot proposals are reviewed on a case-by-case basis. Such items generally include:

1 There is a separate proxy policy in place for Sustainable Strategies.

2 Calamos Advisors LLC will vote the proxies of clients of Calamos Wealth Management LLC in its role as sub-adviser to such clients, except when such proxies relate to the Calamos Funds, in which case the proxy will be mailed to the client.

•	Mergers, acquisitions, reincorporation and reorganizations

•	Shareholder rights plans / poison pills

•	Severance compensation packages / golden parachutes

In addition, Calamos Advisors’ proxy guidelines will defer to management’s recommendations on the election of directors but will consider both meeting attendance and over-boarding when determining its vote.

Responsibility of Calamos Advisors to Vote Proxies

Calamos Advisors has assigned its administrative duties with respect to the proxy analysis and voting decisions to the Proxy Group (the Investment Team – research analysts and portfolio management) and administrative processing to its Corporate Actions Group (“Corporate Actions”), members of the Operations Department.

Calamos Advisors utilizes two vendors which provide distinct services relevant to Calamos Advisors’ proxy duties. To assist it in analyzing proxies, Calamos Advisors subscribes to a supplementary, unaffiliated, third-party corporate proxy research service, Glass Lewis, which provides in-depth analyses of shareholder meeting agendas and vote recommendations. Glass Lewis facilitates the voting decision of each proxy by applying Calamos Advisors’ custom proxy voting guidelines or rules (“custom policies”)3 as described above. Said differently, Glass Lewis analyzes the ballot item and maps a vote for the ballot item based on Calamos Advisors’ custom policies.

Calamos Advisors will generally follow its custom policies unless the Proxy Group and/or the Proxy Review Committee4 determines that the Advisory Client’s interests are best served by voting otherwise or unless otherwise directed by the Advisory Client.

Calamos Advisors also utilizes two systems owned by Broadridge to monitor and manage the processes associated with proxies: Proxy Edge and Proxy Disclosure. Proxy Edge receives the voting decisions from Glass Lewis and uses it to votes the ballots for Calamos Advisors. Proxy Edge provides the recordkeeping, voting, account administration and reporting for Calamos Advisors. Proxy Edge feeds meetings, agenda items and related votes by account to Proxy Disclosure which facilitates additional reporting as well as the annual N-PX filing for Calamos Advisors and the Calamos Funds.

Proxy Edge systematically votes shares based on Calamos Advisors’ custom policies. Unless a ballot contains a case-by-case proposal, a ballot is systematically voted based on the shares on holding reconciliation date (record date) or as soon as Glass Lewis has applied the Calamos Advisors custom policies to the ballot after that date. Calamos Advisors performs a reconciliation versus shares held at the custodian when the ballot is received by Proxy Edge. The shares from the custodian are continually updated on Proxy Edge based on account trade activity up until the record date.

3 It should be noted there is a separate policy in place for the Sustainable Strategies.

4 The Proxy Review Committee is comprised of representatives from the Investment Team (which may include portfolio managers and/or research analysts), Operations, and advisory, non-voting members from Legal and Compliance.

Any ballot that includes one or more proposals to be voted on a case-by-case basis will not be systematically voted. All proposals on this type of ballot are manually voted. Proposals to be voted on a case-by-case basis are sent to the Proxy Group along with the written guidance and other relevant information produced by Glass Lewis to assist with the Proxy Group’s analysis. Any named Portfolio Manager5 for a Calamos Fund or Calamos Advisors strategy may provide the voting instructions to the Proxy Group.

Based on the instruction provided by the Proxy Group, the Corporate Actions Group will process the Calamos Advisors votes on Proxy Edge, and Proxy Edge will then vote each proxy accordingly (unless otherwise directed by an Advisory Client).

Proxies are voted solely in the best interests of Calamos Advisors’ clients; namely the Calamos Funds, separate account clients, and where employee benefit plan assets are involved, in the interests of the plan participants and beneficiaries (collectively, "Advisory Clients") that have properly delegated such responsibility to Calamos Advisors.

Corporate Actions is responsible for maintaining oversight of all facets of the proxy process as described above and including:

•	overseeing account administration on both Broadridge systems (Proxy Edge and Proxy Disclosure);

•	identifying potential conflicts of interest and reporting them to the Proxy Review Committee;

•	consulting with the Proxy Group for the relevant portfolio security (and the Proxy Review Committee, if necessary);

•	monitoring proxies to ensure Glass Lewis applies Calamos Advisors’ custom policies to the ballot on a timely basis;

•	ensuring proxies that have items to be voted on a case-by-case basis are voted as directed by the Proxy Group or Calamos Advisors’ custom policies, as needed;

•	ensuring the voting process is timely;

•	validating meetings by Fund in Proxy Disclosure and reconciling to Proxy Edge data;

•	facilitating a timely filing of Calamos Advisors’ and the Funds’ annual Form N-PX through Proxy Disclosure; and

•	maintaining proxy voting records.

Limitations Relating to Proxy Voting

Securities Lending. Certain Advisory Clients may participate in securities lending programs with various counterparties. Upon direction by the Portfolio Manager(s) if prior to the record date, Corporate Actions will recall the portfolio securities held on loan to vote proxies on all shares held on the record date. Based on the timing of a Portfolio Manager’s direction to recall shares from loan versus the record date of the meeting, there is no guarantee that any such security’s shares can be retrieved in time to vote the proxy. The Portfolio Managers seek to balance the economic benefits of continuing to participate in an open securities lending transaction against the inability to vote proxies. As a result, Calamos Advisors generally will not recall portfolio securities to vote proxies.

5 For Market Neutral Income Fund, Global Convertible Fund and the Global strategies, in addition to the Portfolio Manager, a Senior Research Associate has been appointed to coordinate Corporate Actions and Proxy Voting instructions. The Senior Research Associate reviews the information with the Portfolio Manager and copy such Portfolio Manager on any instructions to Corporate Actions.

Securities of Foreign Issuers. In certain foreign jurisdictions, the voting of proxies on portfolio securities may involve additional restrictions that may have an economic impact or cost to the security holder. We believe that in some instances the best interest of Advisory Clients is served by abstaining or not voting such proxies. Examples of issues unique to foreign securities include, but are not limited to, the following:

(i)	Share Blocking. In certain non-U.S. jurisdictions, a security holder that votes a proxy is prohibited from selling the security until the meeting for which the proxy has been voted is completed. This period of time may range from days to weeks. Since this blocking of sales prevents the sale of a security regardless of market conditions and developments, Calamos Advisors believes it increases risk. Therefore, it often may be in the best interests of our Advisory Clients not to vote such proxies. Whether we vote such proxies will be determined on a case-by-case basis.

(ii)	Lack of Notice or Information. Foreign regulations do not standardize the notification period for a proxy vote. In some instances, the notice period is so short that Calamos Advisors cannot research the issues presented. In instances where there is insufficient notice to permit Calamos Advisors to cast a reasoned vote, Calamos Advisors will abstain from voting on particular issues or to not vote at all.

Additional Information Provided by Issuer Before Voting Deadline. Glass Lewis has the ability to alert Calamos Advisors of any updates that were made to its analysis document for each meeting based on issuer feedback. Calamos Advisors must indicate its interest in the issuer meeting for Glass Lewis to know to alert Calamos Advisors of the new information. Calamos Advisors’ indication of this interest is a manual process handled by accessing the original analysis document. Corporate Actions has created a process to help ensure Calamos Advisors’ interest in certain meetings is properly communicated to Glass Lewis.

Conflicts of Interest

Directors and employees of Calamos Advisors, including the Proxy Group, are sensitive to the possibility that their interests may conflict with the interests of Calamos Advisors’ Advisory Clients.

A.	Identification of Conflicts of Interest. Conflicts of interest can arise in situations where:

•	The issuer is a client of Calamos Advisors or its affiliates;

•	The issuer is a vendor whose products or services are material or significant to the business of Calamos Advisors or its affiliates;

•	The issuer is an entity participating, or which may participate, in the distribution of investment products[6] advised, sub-advised, administered, or sponsored by Calamos Advisors or its affiliates;

•	An employee of Calamos Advisors or its affiliates also serves as a director or officer of the issuer (Calamos Advisors does not generally allow its employees to serve on the board of a public company);

•	A director of Calamos Asset Management, Inc., the sole managing member of Calamos Investments LLC (Calamos Advisors’ parent) or a Trustee of the Calamos Funds, also serves as an officer or director of the issuer; or

6 e.g., a broker, dealer, investment adviser, or bank.

•	The issuer is a Calamos proprietary product, e.g. a Calamos closed-end fund.

•	In the event of Rule 12d1-4 conflicts, a Calamos Fund and its affiliates must vote their respective securities in a non-Calamos “Acquired” Fund in the same proportion as the vote of all other holders of such securities under certain circumstances.[7]

Even while a proxy may involve an entity with which a relationship exists, generally the matters put to vote do not cause a conflict of interest between Calamos Advisors and its Advisory Clients.

Potential conflicts of interest are identified based upon analyses of client, broker and vendor lists, information periodically gathered from directors and officers, and information derived from other sources, including public filings relative to the matters for which the Company is seeking shareholder approval.

B.	Resolution of Conflicts of Interest. Calamos Advisors will generally apply its custom policies to proxy matters regardless of whether a conflict has been identified. However, where a conflict has been identified, the Proxy Group will refer the matter, along with the recommended course of action (based on Calamos Advisors’ custom policies), if any, to the Proxy Review Committee for evaluation. The Proxy Review Committee will independently review such proxies, determine the appropriate action to be taken which in limited circumstances includes sending the proxy directly to the relevant Advisory Clients for approval, along with a recommendation regarding the vote. To the extent the shares have been systematically voted and the Proxy Committee decides to vote differently than its custom policies, Corporate Actions will manually change the vote within Proxy Edge so long as the vote deadline has not already passed. In cases where the vote deadline has already passed, such vote cannot be changed.

C.	Records of Corporate Actions. Corporate Actions with a representative from Legal will prepare a Conflicts Report for each situation where a conflict of interest is identified. The Conflict Report (1) describes any conflict of interest; (2) discusses the procedures used to address such conflict of interest; and (3) discloses any contacts from parties outside Calamos Advisors (other than routine communications from proxy solicitors) with respect to the proposal not otherwise reported. The Conflicts Report will also include written confirmation that any recommendation provided was made solely on the investment merits in the best interests of Advisory Clients and without regard to any other consideration.

7 To the extent a Calamos Fund and its affiliates in the aggregate hold more than 25% of outstanding voting securities of a non-Calamos Acquired fund that is a registered open-end fund or unit investment trust as a result of a decrease in the outstanding voting securities of the non-Calamos fund or the Calamos Fund and its affiliates in the aggregate hold more than 10% of the outstanding voting securities of a non-Calamos Closed-end fund or business development company, the Calamos Fund and its affiliates must mirror or echo vote (i.e., vote their respective securities in the same proportion as the vote of all other holders of such securities; provided, however, that in circumstances where all holders of the outstanding voting securities of the Acquired Fund are required to mirror or echo vote, the Calamos Fund and its affiliates will seek instructions from shareholders with regard to the voting of all proxies with respect to such Acquired Fund and vote such proxies only in accordance with such instructions. See also Procedures for Compliance with Section 12(d)(1), Related Rules and Exemptive Orders.

Record Retention and Disclosure

A.	Record Retention. Calamos Advisors shall be responsible for collecting and maintaining proxy related information on each vote cast as required by applicable law. Such information shall include (i) the name of the shareholder whose proxy is being voted; (ii) the name of the company; (iii) the exchange ticker symbols of the company; (iv) Security Identifier; (v) proxy statements; (vi) shareholder meeting date; (vii) brief identification of the matter voted on; (viii) whether the matter was proposed by the company or by a security holder; (ix) whether a vote was cast on the matter; (x) how the vote was cast (e.g., for or against proposal, or abstained, for or withheld regarding election of directors); (xi) whether the vote was cast for or against management; (xii) Conflicts Reports; and (xiii) any information created by Calamos Advisors or a third party needed by the Committee to make a voting determination. The above information shall be maintained in an easily accessible place for a period of not less than six years from the end of the fiscal year in which the information was created, with the first two years in an appropriate office of Calamos Advisors unless record retention is outsourced.

B.	Disclosure. Calamos Advisors shall be responsible for appropriately disclosing proxy voting information, including these policies and procedures, the voting guidelines and the voting records as may be required by applicable law. Corporate Actions, in conjunction with Legal will file all required SEC Forms N-PX, on a timely basis with respect to itself and its investment company clients, disclose that its proxy voting record is available on the web site, and will make available the information disclosed in its investment company clients’ Forms N-PX as soon as is reasonable practicable after filing such Forms N-PX with the SEC, and will, upon request, furnish a copy of the proxy policies and procedures to any requesting Advisory Client. Corporate Actions, in conjunction with Legal ill ensure that all required disclosure about proxy voting of the investment company clients is made in such clients' financial statements and disclosure documents.

Calamos Advisors’ Reports to the Calamos Funds’ Boards and Non-Investment Company Advisory Clients

Corporate Actions shall provide proxy information to each Board of Trustees of the Calamos Funds as such Boards may request from time to time.

For non-investment company Advisory Clients of Calamos Advisors, Corporate Actions shall appropriately respond in writing to all written client requests for information on how it voted on behalf of the client. Such written request along with the written response shall be maintained in an easily accessible place for a period of not less than five years from the end of the fiscal year, with the first two years in an appropriate office of Calamos Advisors.

Appendix A – In-Scope Entities

This policy pertains to the entities listed in the following tables.

Companies

Company name	Description
Calamos Advisors LLC	U.S. Investment Adviser
Calamos Wealth Management LLC	U.S. Investment Adviser

Table 1 - List of In-Scope Companies

Funds for U.S. Investors

Open-End Fund Name
Calamos Investment Trust
Calamos Advisors Trust
Calamos ETF Trust
Closed-End Fund Name
Calamos Convertible Opportunities and Income Fund
Calamos Convertible and High Income Fund
Calamos Strategic Total Return Fund
Calamos Global Total Return Fund
Calamos Global Dynamic Income Fund
Calamos Dynamic Convertible and Income Fund
Calamos Long/Short Equity & Dynamic Income Trust

Table 2 - List of In-Scope U.S. Funds

Revision Date

Date
Adopted: March 11, 2014
Amended: June 21, 2017
Amended: February 23, 2018
Amended: December 15, 2020
Amended: December 14, 2021
Amended: April 26, 2023
Amended: October 16, 2024

Table 3 – List of Revision Dates for Policy